EXHIBIT 1

  Contact: Dominick F. Maggio
US DATA Authority
561.322.4300, Ext 235

US DATA AUTHORITY ANNOUNCES NEW PRESIDENT

BOCA RATON, FL, (---October 23, 2001---) US Data Authority, Inc. (OTCBB: USDA), a network infrastructure company focusing on connectivity, online data storage and voice communications, today named a new President

Peter D. Kirschner has been named President/CEO, replacing current President Joseph E. Shamy and interim CEO Robert Beaton. Both men will remain on the USDA Board of Directors

"Our challenge has been to reach a level of cost effectiveness and operating efficiency, while securing the funding needed to grow, and move towards profitability," stated USDA Chief Operating Officer Dominick F. Maggio. "We have been working hard to negotiate our debts and reduce operating costs. Peter gives us greater credentials and contacts in the capital markets to secure investments and finalize the funding required to make USDA a player in the data storage arena."

Kirschner, age 36, has worked as a broker and a manager of several brokerage firms, including an independent branch of First Union Securities, since 1991. He has also served as a consultant to several public companies.

"We are positioning ourselves to offer a secure online data storage solution, which includes connectivity and management," Kirschner stated, "and with the ever-growing storage demands of businesses, the need for secure off-site backup storage, highlighted by the events of September 11th, is both immediate and substantial. We believe that the capture of even a small percentage of this market could have a very positive effect on USDA's growth."

About US Data Authority, Inc.

Founded in January 1999, US Data Authority (USDA) is a network service provider and Internet infrastructure company, which is in the process of completing the infrastructure necessary to support online data storage with HITACHI and content delivery utilizing the CISCO Content Delivery Network Solution. USDA manages its own network and has contracted to bring in access from multiple carriers, including BellSouth and Cable & Wireless. For further information on USDA, access http://www.usda.net or call Dominick F. Maggio at (561) 322-4300, Ext 235 (dmaggio@usda.net).

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING POTENTIAL FUTURE EVENTS AND DEVELOPMENTS AFFECTING THE BUSINESS OF THE COMPANY. THE COMPANY WISHES TO TAKE ADVANTAGE OF CERTAIN "SAFE HARBOR" PROVISIONS REGARDING FORWARD-LOOKING STATEMENTS.

3500 NW BOCA RATON BLVD., BLDG. 811 ❖ Boca Raton, Fl 33431 ❖ (561) 322.4300 ❖ FAX: (561) 395.5425 ❖ www.usda.net